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                                                                    EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 17, 1997 relating to the financial statements of Oclassen Pharmaceuticals, Inc. as of and for the years ended December 31, 1995 and 1996, included in Watson Pharmaceuticals, Inc.'s Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in this registration statement. It should be noted that we have not audited any financial statements of Oclassen Pharmaceuticals, Inc. subsequent to December 31, 1996 or performed any audit procedures subsequent to the date of our report.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
March 27, 1998